                                                                  EXHIBIT 10.1


                           ASSET ACQUISITION AGREEMENT


Parties:              FileABC, L.P.
                           a Nevada limited partnership ("Seller")
                           2533 N. Carson City Street, Suite 1937
                           Carson City, NV  89706

                           ROM TECH, INC.
                           a Pennsylvania corporation ("Buyer")
                           2000 Cabot Blvd., Suite 110
                           Langhorne, PA 19047


Date:                      October 18, 1996

Background: Seller is engaged in the business of developing, marketing and distributing FileABC(TM) (the "Business"), a document imaging and management software package ("FileABC"). Buyer is a developer, reseller and publisher of multi-media software and developer of forms processing software on CD-ROM discs for consumer, educational and business applications. The parties desire that Seller sell and Buyer buy substantially all of Seller's assets and the Business, subject to the terms and conditions stated in this Asset Acquisition Agreement (the "Agreement").

         INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements contained herein, Seller and Buyer agree as follows:

SECTION 1:  DEFINED TERMS

         All defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

                  1.1 "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract, (b) any note receivable, or (c) any other receivable or right to payment of any nature.

         1.2 "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and good will, and claims, causes of action and other legal rights and remedies.

         1.3 "Agreement" means this Asset Acquisition Agreement as the same may be amended or supplemented from time to time in accordance with its terms.

         1.4 "Business Location" means the location of Seller's Business at 2533
N. Carson City Street, Suite 1937, Carson City, Nevada 89706.

         1.5 "Cash Asset" means any cash on hand, cash in bank or other accounts, marketable securities, and other cash-equivalent assets of any nature.

         1.6 "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

         1.7 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

         1.8 "Contract Right" means any right, power or remedy under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

         1.9 "Disclosure Letter" means the letter delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement that (i) sets forth information called for by Seller's representations and warranties, and (ii) clearly identifies the particular provision pursuant to which such information is furnished.

         1.10 "Employee Benefit Plan" means any employee benefit plan or any employee benefit or fringe benefit arrangement of any nature, including bonus plans, incentive compensation plans, severance pay plans, vacation pay plans, deferred compensation plans, pension plans, profit sharing plans, retirement plans, payroll savings plans, stock option plans, stock purchase plans, stock ownership plans, hospitalization plans, medical plans, dental plans, disability plans, sick pay plans, group insurance plans, death benefit plans, or employee welfare plans, but not including employment Contracts with individual employees.

         1.11 "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

         1.12 "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied.

         1.13 "General Partner" means FileABC, L.L.C.

         1.14 "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

         1.15 "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

         1.16 "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

         1.17 "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

         1.18 "Limited Partners" means the Limited Partners of Seller as listed in Exhibit 4.1 of the Disclosure Letter.

         1.19 "Material" means, with respect to any Person, material, in a legal sense or in an accounting sense, to (i) the financial condition or financial performance of such Person, or (ii) the Assets of such Person, or (iii) the Assets of any other Person which are used by such Person and cannot be readily replaced.

         1.20 "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         1.21 "Partners" means the General Partner and Limited Partners of Seller as listed in the Disclosure Letter, and/or any other such Person(s) that may appear from time to time on the records of Seller in accordance with the Partnership Agreement.

         1.22 "Partnership Agreement" means the Partnership Agreement of Seller, as amended from time to time.

         1.23 "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

         1.24 "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

         1.25 "Prime Rate" means the prime rate of general application as set forth in the "Money Rates" section (or such future section as shall replace it) of The Wall Street Journal (Eastern Edition), as published on a specified date or dates, or, if no date(s) are specified, as the same shall be published from time to time.

         1.26 "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

         1.27 "Real Property" means any real estate, land, building, condominium, townhouse, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

         1.28 "Rom Tech Stock" means the shares of common stock, without par value, of Buyer, as adjusted for any stock dividends, stock splits, reclassifications, or other changes in the capitalization of Buyer.

         1.29 "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

         1.30 "Specified Contracts" mean the Contracts set forth in Section 4.12 of this Agreement.

         1.31 "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

         1.32 "Tax" means (i) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.


SECTION 2: SALE AND PURCHASE OF SPECIFIED ASSETS

         2.1 Sale and Purchase. On the Closing Date (as defined in Section 10.1), effective as of the Effective Date (as defined in Section 10.1), and subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to all of the Specified Assets (as defined in Section 2.2), and Seller shall assign to Buyer, and Buyer shall assume, the Specified Liabilities (as defined in Section 2.3).

         2.2 Specified Assets. "Specified Assets" means all of the Assets of Seller as of the Effective Date, wherever located and whether or not reflected on Seller's books and records, including, but not limited to the following Assets, but excluding the Assets specifically excepted below:

                  (a)      All of Seller's Software and Intangibles.

                  (b) All of Seller's Accounts Receivable, Tangible Property and Contract Rights, but excluding: (i) all Contract Rights under (a) the real estate lease for Seller's office located at 2533 N. Carson City Street, Suite 1937, Carson City, Nevada 89706 (the "Business Location"), (b) Contracts that constitute or evidence Employee Benefit Plans of Seller, (c) this Agreement and any other Contracts entered into between Seller and Buyer, or among Seller, Buyer and other parties, in connection with the transactions contemplated by this Agreement, and (d) those Contracts specifically excluded in Exhibit 2.2 (the "Excluded Contracts"); and (ii) Seller's Tangible Property specifically excluded in Exhibit 2.2.

                  (c) All rights under all Permits granted or issued to Seller or otherwise held by Seller.

                  (d) All of Seller's rights with respect to telephone numbers, telephone directory listings and advertisements, all of Seller's goodwill, and all of Seller's customer, prospect and supplier lists, data bases and computer media, sales and marketing materials, invoices, correspondence, files, books and records, but excluding (i) Seller's files, books and records relating exclusively to Seller's Assets not included in the Specified Assets or to Seller's liabilities not included in the Specified Liabilities.

                  (e) All of Seller's claims, causes of action and other legal rights and remedies, whether or not known, relating to Seller's ownership of the Specified Assets and/or the operation of the Business, but excluding causes of action and other legal rights and remedies (i) against Buyer with respect to the transactions contemplated by this Agreement, or (ii) relating exclusively to Seller's Assets not included in the Specified Assets or to Seller's liabilities not included in the Specified Liabilities.

                  (f) All rights under all Insurance Policies owned, held or maintained by Seller but excluding (i) all rights under Insurance Policies that constitute Employee Benefit Plans, and (ii) the rights of Seller under Insurance Policies pertaining exclusively to actual or potential claims or losses that remain Seller's responsibility after the Effective Date.

Notwithstanding the foregoing, the Specified Assets shall not include those Assets specifically excluded in Exhibit 2.2 (the "Excluded Assets").

         2.3 Specified Liabilities. "Specified Liabilities" means the liabilities of Seller as of the Effective Date under the Specified Contracts, but only to the extent that such liabilities arise after the Effective Date under the terms of such Contracts and are not due to any breach or default by Seller under any such Contract. Notwithstanding the foregoing, the Specified Liabilities shall not include the liabilities of Seller under (i) any Contracts that constitute or evidence Employee Benefit Plans of Seller, (ii) this Agreement or any other Contracts entered into between Seller and Buyer, or among Seller, Buyer and other parties, in connection with the transactions contemplated by this Agreement, and (iii) the Excluded Contracts.

         2.4 No Other Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for, any Obligations of Seller other than the Specified Liabilities, and all Obligations of Seller other than the Specified Liabilities shall remain the sole responsibility of Seller.


         SECTION 3: CONSIDERATION FOR SPECIFIED ASSETS

         3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Specified Assets ("Purchase Price") shall consist of certain cash payments and the issuance and delivery of certain unregistered shares of Buyer's common stock, without par value ("Rom Tech Stock"), in the amounts and payable at the time set forth herein.

                  (a) Cash Payment. On the Closing Date, Buyer shall pay to Seller Five Hundred Thousand Dollars ($500,000) (the "Cash Payment") as follows:

                           (i) Three Hundred and Twenty-Five Thousand Dollars
($325,000), which shall be deposited in a bank account in the name of Seller, subject to the condition that any checks to be drawn on such account may only be drawn with the joint signature of an officer of Seller and an officer of Buyer for the sole purpose of paying the creditors of Seller listed in Exhibit 3.1(a).

                           (ii) Fifty Thousand Dollars ($50,000) by cancellation
of the Promissory Note, dated July 17, 1996 from Seller to Buyer in the principal amount of Fifty Thousand Dollars ($50,000) with interest due thereon being forgiven.

                           (iii) One Hundred and Twenty-Five Thousand Dollars
($125,000) by cancellation of the Promissory Note dated the date hereof from Seller to Buyer in the principal amount of One Hundred and Twenty-Five Thousand Dollars ($125,000) with interest due thereon being forgiven, which such Promissory Note evidences One Hundred and Twenty-Five Thousand Dollars ($125,000) that Buyer loaned to Seller on the date hereof and which was deposited in a bank account, in the name of Seller, subject to the condition that any checks to be drawn on such account may only be drawn with the joint signature of an officer of Seller and an officer of Buyer for the sole purpose of paying the creditors of Seller listed in Exhibit 3.1(a).

                  (b) Rom Tech Stock. Buyer shall deliver to Seller shares of Rom Tech Stock as follows:

                           (i) If, between the Closing Date and March 31, 2000
(the "Measurement Period"), Buyer achieves the cumulative sales of FileABC's current software product, and any enhancements or derivative products (the "FileABC Product") set forth in Exhibit 3.1(b), Buyer shall deliver to Seller, within ninety (90) days after achieving such cumulative sales, such number of shares of unregistered Rom Tech Stock set forth in Exhibit 3.1(b), up to a maximum aggregate of 1,200,000 shares so deliverable by Buyer to Seller, provided, however, that (x) in connection with the first $1,000,000 in sales of FileABC Product only, Buyer shall deliver to Seller, within thirty (30) days after the close of each 90-day period following the Closing Date, a pro rated number of shares determined by multiplying 100,000 by a fraction, the numerator of which is the sales of FileABC Product actually achieved for such period (up to an aggregate of $1,000,000 in sales for all such periods) and the denominator of which is $1,000,000 (it being understood that such quarterly payments of shares shall cease upon achieving the first $1,000,000 in sales and in no event shall Seller be entitled to more than 100,000 shares for such first $1,000,000 in sales), and (y) the last installment of shares of Rom Tech Stock deliverable shall be pro-rated by multiplying 100,000 by a fraction, the numerator of which is the amount of sales of FileABC Product in excess of the last $1,000,000 level of sales actually achieved as set forth on Exhibit 3.1(b), and the denominator of which is $1,000,000. For the purposes of this Section 3.1(b)(ii) only, sales of the FileABC Product shall be deemed to have occurred at such time as Buyer records such sales in accordance with GAAP.

                           (ii) For purposes of the above Section 3.1(b)(i), (A)
in the event the FileABC Product is bundled with one other software product of Buyer, one-half (1/2) of the sales price of such bundled product shall be allocated to the FileABC Product; in the event FileABC

Product is bundled with two other software products of Buyer, one-third (1/3) of the sales price of such bundled product shall be allocated to the FileABC Product, and so on; and (B) for purposes of calculating the number of additional shares of Rom Tech Stock to be issued relative to the cumulative sales of FileABC Product as described in Exhibit 3.1(b), the amount of any direct development costs required to upgrade FileABC Product shall be added to the amount of cumulative sales of FileABC Product required by Exhibit 3.1(b) (for example, and not by way of limitation, if Buyer expends $1,000,000 in direct development costs, the amount of cumulative sales of FileABC Product required for Seller to receive 1,200,000 shares of Rom Tech Stock in accordance with
Exhibit 3.1(b) shall be $13,000,000).

         3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Specified Assets and such noncompetition covenants contained in
Section 11.7 in a manner that is satisfactory to both Buyer and Seller.

         3.3 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (i) any payment may be made by wire transfer of immediately available funds; (ii) any payment exceeding $100,000 shall be made by wire transfer of immediately available funds; (iii) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer's or cashier's check; and (iv) any payment not exceeding $10,000 may be made by ordinary check.


         SECTION 4: REPRESENTATIONS AND WARRANTIES OF SELLER

         Knowing that Buyer is relying thereon, Seller represents and warrants to Buyer, as follows:

         4.1 Organization and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Nevada, the jurisdiction of its organization, and has the full power and authority to own its Assets, conduct the Business as and where such Business is presently conducted, and enter into this Agreement and the transactions contemplated hereby. Seller is duly qualified to do business and in good standing as a foreign limited partnership in each other jurisdiction listed in the Disclosure Letter, and Seller is not required to be qualified as a foreign limited partnership in any other jurisdiction except where the failure to be so qualified would not be Material to Seller. The General Partner is the sole general partner of Seller, and the Limited Partners of Seller are set forth in
Exhibit 4.1 of the Disclosure Letter. The respective ownership interests of the General Partner and the Limited Partners in the Seller, and the shareholders of the General Partner and their respective ownership of the capital stock of the General Partner, are set forth in Exhibit 4.1 of the Disclosure Letter. Seller does not own any subsidiaries or any interest in any other Person. The Disclosure Letter sets forth a list of (i) all names under which, and all addresses at which, Seller has conducted any business at any time since its formation, and (ii) all fictitious names, product names and other names used by Seller in connection with the Business during the five-year period ending on the date of this Agreement.
There are no predecessors to the business of Seller.

         4.2 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (a) have been duly authorized by all necessary action by Seller in accordance with the Partnership Agreement and all applicable Laws, (b) do not and will not constitute a breach or violation of, or a default under the Partnership Agreement or any other organizational documents of Seller, (c) do not and will not, with or without notice and/or lapse of time, constitute a breach or violation of, or a default under, any Contract to which Seller is a party or by which Seller or its Assets or Business is bound, (d) do not and will not, with or without notice and/or lapse of time, constitute a violation of any Law or Judgment applicable to Seller or to the Business or Assets of Seller, (e) do not and will not, with or without notice and/or lapse of time, constitute a violation of, and do not and will not result in the revocation, restriction, suspension or modification of any Permit of Seller, (f) do not and will not, with or without notice and/or lapse of time, accelerate or otherwise modify any Obligation of Seller, (g) do not and will not, with or without notice and/or lapse of time, result in the creation of any Encumbrance upon, or give to any other Person any interest in the Business or Assets of Seller, and (h) do not require any Consent of any Person, except as listed in the Disclosure Letter ("Seller's Required Consents"). This Agreement constitutes the valid and legally binding agreement of the Seller (to the extent they are a party thereto or bound thereby), enforceable against each of them in accordance with their respective terms.

         4.3 Financial and Corporate Records. Seller's books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and fairly and accurately reflect, in all material respects, all of Seller's Assets and Obligations and all Contracts and transactions to which Seller is or was a party or by which any of Seller's or its business or Assets is or was affected. Copies of the Partnership Agreement, articles of association and other organizational documents of Seller have been delivered to Buyer.

         4.4 Compliance with Law. Seller's operations, the conduct of Seller's Business as and where such Business has been or presently is conducted, and Seller's Assets and their uses, comply with all Laws and Judgments applicable to Seller, and its Business or Assets, except where the failure to so comply would not be Material to Seller, and Seller has not received any notice that it is not in compliance. Seller has obtained and holds all Permits required for the lawful operation of its Business as and where such Business is presently conducted, except where the failure to do so would not be Material to Seller. All Permits held by Seller that are Material to Seller are listed in the Disclosure Letter.

         4.5 Seller's Financial Statements. Seller's fiscal year ends on December 31. Except as set forth in the Disclosure Letter, the unaudited financial statements of Seller ("Seller's Financial Statements"): (i) include a balance sheet of Seller as of August 31, 1996 ("Balance Sheet Date") and related statements of income, cash flows and changes in Partners' equity for the period ended August 31, 1996, (ii) have been prepared in accordance with GAAP; and (ii) fairly present the financial condition and results of operations, cash flows and changes in Partners' equity of Seller as of the dates and for the periods indicated.

         4.6 Conduct of Operations. Except as set forth in the Disclosure Letter, from the Balance Sheet Date to the date of this Agreement:

                  (a) Except in the ordinary course of its business consistent with its past practices, Seller has not (i) created or assumed any Encumbrances upon any of its business or Assets, (ii) incurred any Obligation, (iii) made any loan or advance to any Person, (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person, (v) committed for any capital expenditure, (vi) sold, abandoned or otherwise disposed of any of its business or Assets, (vii) purchased, leased or otherwise acquired any business, Assets or capital stock of any other Person, (viii) settled any dispute, waiver any right or canceled any Obligation, (ix) assumed, entered into or amended any Contract other than this Agreement, or canceled or terminated any Contract other than in accordance with its terms, (x) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, agents or representatives, or (xi) done anything else outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

                  (b) Even in the ordinary course of business consistent with its past practices, Seller has not (i) declared, paid or set aside for payment any distribution, or made any direct or indirect redemption, retirement or acquisition of any partnership interest, (ii) made any change in its accounting policies or practices, (iii) made any loan or advance to any of its partners, officers or directors, or any affiliate, associate or family member of any of the foregoing, (iv) paid directly or indirectly any of its Obligations before it became due in accordance with its terms, (v) distributed, or authorized the distribution, of any units of partnership interest or granted any rights with respect to its units of partnership interest (vi) amended the Partnership Agreement, articles of association or other organizational documents, or merged with or into, consolidated with, completely or partially liquidated or dissolved, or was involved in any other business combination with any other Person, (vii) changed, or authorized a change in, the rights of its outstanding capital stock or the character of its business, or (viii) adopted or amended any Employee Benefit Plan.

                  (c) There has been no casualty loss (whether or not covered by insurance) Material to Seller, and there has been no event or occurrence Material to, or which might be Material to, Seller.

         4.7 Assets. Except as set forth in the Disclosure Letter, Seller has good and marketable title to all Assets that it purports to own and none of such Assets is subject to any Encumbrances. All assets owned or used by Seller in the Business are in good condition, ordinary wear and tear excepted, and are sufficient for the conduct of the Business.

         4.8 Tangible Property. The Disclosure Letter sets forth a detailed list of all of Seller's Tangible Property. Except as set forth in the Disclosure Letter, Seller has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances. Except as set forth in the Disclosure Letter, all of Seller's Tangible Property is located at Seller's Business Location, and Seller has the unqualified right to require the immediate return of any of Seller's Tangible Property not located at Seller's Business Location. All Tangible Property owned or used by Seller is in good condition, ordinary wear and tear (other than that which materially detracts from the value or impairs the present use of the property) excepted, and is sufficient for the business conducted by Seller or proposed to be conducted by it.

         4.9 Real Property. Except for Seller's Business Location listed in the Disclosure Letter, there is no Real Property owned or leased by Seller. Neither Seller's occupancy nor use of the Business Location is in violation of any Contract or Law, and no notice from any lessor, governmental body or other Person has been received by Seller claiming any violation of any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration or installations.

         4.10 Software and Intangibles. The Disclosure Letter sets forth a detailed list and description of all Software and Intangibles owned or used by Seller. Except as set forth in the Disclosure Letter, Seller has (i) good and marketable title to all of its owned Software and Intangibles, free and clear of any Encumbrances, and (ii) the right to use all non-owned Software and Intangibles used by it. The Software and Intangibles owned or used by Seller are adequate for the Businesses conducted by it or proposed to be conducted by it. None of the Software or

Intangibles owned or used by Seller, or their respective past or current uses, has violated or infringed upon or is violating or infringing upon any Software or Intangible of any Person, and to the knowledge of Seller, no Person is violating or infringing upon any Software or Intangibles owned by Seller. None of Seller's owned Software or Intangibles is owned by or registered in the name of any current or former partners, officer, employee, salesman, agent, representative or contractor of Seller, nor does any such Person have any interest therein or right thereto.

         4.11 Obligations. The Disclosure Letter sets forth a detailed list of all of Seller's accounts payable, accrued expenses and other current and long-term liabilities, grouped by balance sheet account. Except as set forth in the Disclosure Letter, Seller has no Obligations other than (i) Obligations listed in the Disclosure Letter, (ii) Obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of any of the representations or warranties in this Section 4 and (iii) Obligations under the Specified Contracts listed in the Disclosure Letter, or any Contracts not required to be listed in the Disclosure Letter.

         4.12     Contracts.

                  (a) The Disclosure Letter sets forth a detailed list of all of the following types of Contracts to which Seller is a party or by which Seller or its Business or Assets is bound (collectively, the "Specified Contracts"), grouped into the following categories: (i) Contracts with customers, (ii) loan agreements, mortgages, notes, and other financing Contracts, (iii) Contracts for the purchase, sale, lease or use of Real Property of any nature, (iv) Contracts for the purchase, lease, license and/or maintenance of Tangible Property, Intangibles or Software under which Seller is the purchaser, licensee, lessee or user, and other supplier Contracts, (v) Contracts with current or former partners, officers, employees, agents or representatives of Seller, or any affiliates, associates or family members of any current or former partner, officer or employee of Seller (other than Contracts that constitute Employee Benefit Plans), (vi) Contracts under which Seller agrees to indemnify any Person, share the tax liability of any Person, or guarantee any Obligation of any Person, or any similar Contract, (vii) Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area, (viii) Contracts for joint ventures, partnerships or strategic alliances, and (viii) other Contracts that are Material to Seller (other than Contracts that constitute Insurance Policies). Copies of each written Specified Contract have been delivered to Buyer, and a description of each oral Specified Contract is included in the Disclosure Letter.

                  (b) With respect to the Specified Contracts, (i) Seller is not in default thereunder or would be in default thereunder, with or without notice and/or lapse of time, (ii) to the knowledge of Seller, none of the other parties to any Specified Contract is in default thereunder or would be in default thereunder, with or without notice and/or lapse of time, and (iii) Seller has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. To the knowledge of Seller, there is no fact or circumstance that would adversely affect Seller's ability to perform any such contract within budget and Seller will be able to perform its obligations under each such Specified Contract on a profitable basis. Except as set forth in the Disclosure Letter, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of Seller involving an amount or commitment exceeding $5,000 in any single case or $10,000 in the aggregate, or, with respect to property, plant and equipment, involving an amount or commitment exceeding $2,500 any single case or $5,000 in the aggregate.

         4.13 Customers and Suppliers. The Disclosure Letter sets forth a list of all of Seller's customers and suppliers. Seller's relationship with each customer and supplier is continuing on a good basis. No customer or supplier has given notice of or otherwise indicated any intent to terminate or not renew its Contracts with Seller before its scheduled expiration or otherwise to terminate its relationship with Seller. Seller has no knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with any Customer or supplier.

         4.14 Employees and Independent Contractors. The Disclosure Letter sets forth a list of all of Seller's employees, together with (i) their titles or responsibilities, (ii) their social security numbers and states or countries of residence, (iii) their current salaries or wages, (iv) their dates of hire, (v) their last compensation changes and the dates on which such changes were made,
(v) any specific bonus, commission or incentive plans or agreements for or with them, including all bonuses, commissions and incentives paid during the past twelve months, and (vi) any outstanding loans or advances made to them. The Disclosure Letter sets forth a list of all sales representatives and independent contractors engaged by Seller, their tax identification numbers and states or countries of residence, their payment arrangements and a brief description of their jobs or projects currently in progress. Except as limited by any employment Contracts listed in the Disclosure Letter and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees at will and without incurring any penalty or liability other than liability for severance pay in accordance with Seller's disclosed severance pay policy. Seller is in full compliance with all Laws respecting employment practices, except where the failure to so comply would not be Material to Seller. Seller's relations with its employees are currently on a good and normal basis, and there have been no strikes or labor disputes involving Seller. Seller is not subject to any Contract with any labor union, and to the knowledge of the Seller, no labor union has sought to represent any employees of Seller. No employee of Seller has indicated an intention to terminate his or her employment with Seller. Seller does not have any knowledge or belief that the transactions contemplated by this Agreement will adversely affect relations with Seller's employees.

         4.15 Employee Benefit Plans. Except as set forth in the Disclosure Letter, Seller has not established, does not sponsor, maintain or contribute to, and does not have any current or future Obligations with respect to, any Employee Benefit Plan. The Disclosure Letter includes a description of each Employee Benefit Plan that is currently in effect or as to which Seller has any current or future Obligation, which description indicates the employees covered or affected thereby and all of the Obligations of Seller thereunder. Copies of all Employee Benefit Plans described on in the Disclosure Letter, and all written materials used by Seller to describe its Employee Benefit Plans to employees have been delivered to Buyer.

         4.16 Taxes. Seller has timely filed all returns, declarations, reports and statements ("Tax Returns") required to be filed by it relating to any Tax, all of which were accurately prepared. Seller has duly paid all Taxes and withholdings required to be paid by it in respect of such Tax Returns. Seller has properly withheld from payments to its employees, contractors, salesmen, agents, representatives, vendors and other Persons all amounts required by Law to be withheld, and Seller has timely filed all Tax Returns required to be filed by it with respect to such withholdings. Copies of all sales, use, excise, payroll, withholding and similar Tax Returns filed by Seller since January 1, 1994 have been delivered to Buyer. No audit or similar Proceeding is pending or, to the knowledge of the Seller, threatened against Seller, no notice of deficiency or adjustment has been received by Seller, by or from any governmental taxing authority, and no Tax is being contested by Seller.

         4.17 Proceedings and Judgments. No Proceeding is currently pending or, to the knowledge of the Seller, threatened, nor has any Proceeding occurred at any time since January 1, 1994, to which Seller is or was a party, or by which the Business or Assets is or was affected, and there is no basis known to the Seller for any such Proceeding. No Proceeding is currently pending or, to the knowledge of the Seller, threatened against Seller, relating to this Agreement or the transactions contemplated hereby. No Judgment is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1994, against Seller, or by which the Business or Assets or the Assets of any other Person which are used by Seller, is or was affected.

         4.18 Insurance. The Disclosure Letter sets forth a list of the Insurance Policies currently owned or maintained by Seller (excluding Insurance Policies that constitute Employee Benefit Plans) and all Insurance Policies owned or maintained by Seller at any time since January 1, 1994 Except as set forth in the Disclosure Letter, all such Insurance Policies are or were on an "occurrence" rather than a "claims made" basis. Copies of all Insurance Policies described in the Disclosure Letter have been delivered to Buyer. Each such Insurance Policy is or was (i) in full force and effect during the period(s) of coverage indicated in the Disclosure Letter, (ii) with financially sound and reputable insurance companies or associations, and (iii) in amounts and covering such risks as were or are sufficient to allow Seller to replace any of its Assets that might be damaged or destroyed, protect it and its Business from risks customarily insured against by companies engaged in similar businesses in the same general areas without it becoming a co-insurer, and comply with the requirements of all Laws, Contracts and Permits applicable to it or its business or Assets. Except as described in the Disclosure Letter, there are no claims pending under any of the Insurance Policies described in the Disclosure Letter. Seller has not received any notice of cancellation with respect to any of its current Insurance Policies, and there is no basis for the insurer thereunder to terminate any of Seller's current Insurance Policies.

         4.19 Questionable Payments. Neither Seller, nor any of Seller's current or former partners, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of Seller or any of its predecessors),
(i) has used or is using any partnership funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) has used or is using any partnership funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees,
(iii) has established or maintained, or is maintaining, any unlawful or unrecorded fund of partnership monies or other properties, (iv) has made any false or fictitious entries on the books and records of Seller, (v) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

         4.20 Related Party Transactions. Except as set forth on in the Disclosure Letter, there are no Contracts under which Seller has any current or future Obligations, or any other arrangements or transactions of any nature, between Seller and (i) any current or former partner, officer or controlling Person of Seller, (ii) any other Person affiliated or associated with Seller, or
(iii) any affiliate, associate or family member of any Person listed in clause
(i) of this Section 4.20.

         4.21 Brokerage Fees. No Person acting on behalf of Seller shall be entitled to any brokerage or finder's fees in connection with the transactions contemplated by this Agreement.

         4.22     Investment Matters.

                  (a) Seller confirms that the Rom Tech Stock to be received by Seller will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except in accordance with the Securities Act of 1933, as amended (the "Act"), and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Rom Tech Stock.

                  (b) Seller has received and examined: (i) Buyer's Quarterly Report on Form 10- QSB for the quarter ended September 30, 1996; (ii) Buyer's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996; (ii) Buyer's Prospectus dated October 13, 1995; (iv) Buyer's Current Report on Form 8-K dated April 30, 1996; and (v) Buyer's Current Report on Form 8-K dated April 4, 1996. Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Rom Tech Stock. Seller represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the Rom Tech Stock, the Business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of Seller in Section 4 of this Agreement or the right of Buyer to rely thereon.

                  (c) Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in Rom Tech Stock, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in Rom Tech Stock.

                  (d) Seller understands that the Rom Tech Stock it is acquiring is characterized as "restricted securities" under the federal securities laws inasmuch as it is being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Seller represents that it is familiar with the Securities and Exchange Commission's ("SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

                  (e) Without in any way limiting the representations set forth above, Seller agrees not to make any disposition of all or any portion of the Rom Tech Stock unless and until (i) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement, or (ii) Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, Seller shall have furnished Buyer with an opinion of counsel, reasonable satisfactory to Buyer that such disposition will not require registration of such shares under the Act.

                  (f) Seller acknowledges that the certificates evidencing the Rom Tech Stock may bear the following legend and any other legend required by applicable law:

                           "These securities have not been registered under the
                  Securities Act of 1933, as amended, or any state securities laws. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act and such state securities laws or an opinion of counsel satisfactory to Rom Tech, Inc. that such registration is not required or unless sold pursuant to Rule 144 of such Act."

         4.23 Full Disclosure. No representation or warranty made by Seller in this Agreement or pursuant hereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The Disclosure Letter and copies of documents attached thereto or otherwise delivered to Buyer pursuant to or in connection with this Agreement are accurate and complete and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer's understanding thereof. There is no fact known to Seller that has not been disclosed to Buyer in the Disclosure Letter that was or is, or so far as the Seller can reasonably foresee will be, Material to Seller or to the ability of Seller to perform their obligations under this Agreement.


         SECTION 5:  REPRESENTATIONS AND WARRANTIES OF BUYER

         Knowing that Seller is relying thereon, Buyer represents and warrants to Seller as follows:

         5.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, the jurisdiction of its incorporation, and has the full corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby.

         5.2 Effect of Agreement. Buyer's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate actions by Buyer, (ii) do not and will not constitute a breach or violation of, or a default under, the articles of incorporation and by-laws of Buyer, (iii) do not and will not, with or without notice and/or lapse of time, constitute a breach or violation of, or default under, any Contract to which Buyer is a party or by which Buyer or its Assets or business, is bound, (iv) do not and will not, with or without notice and/or lapse of time, constitute a violation of any Law or Judgment, applicable to Buyer or its business or Assets, and (v) do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms.

         5.3 Public Reports. Buyer has delivered to Seller accurate copies of the following reports and documents filed by Buyer with the SEC ("Public Reports"): (i) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; and (ii) Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996; (iii) Buyer's Prospectus dated October 13, 1995; (iv) the Current Report on Form 8-K dated April 30, 1996; and (v) the Current Report on Form 8-K dated April 4, 1996.

         5.4 Financial Statements. The consolidated financial statements of Buyer ("Buyer's Financials") contained in the Public Reports (including the related notes and schedules thereto) were prepared in accordance with GAAP, and fairly present the financial condition and results of operations of Buyer as of the dates and for the periods indicated. Buyer's Financials contained in the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996 are subject to year end adjustment and do not contain footnote disclosure.

         5.5 Rom Tech Stock. The Rom Tech Stock to be delivered to Seller at Closing and during the Measurement Period has been duly authorized and when issued in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable.

         5.6 Proceedings. No Proceeding is currently pending or to the knowledge of Buyer, threatened, against Buyer relating to this Agreement or the transactions contemplated hereby.

         5.7 Brokerage Fees. Except for the fee, if any, to Lambert Thom, which shall be paid by Buyer, no Person acting on behalf of Buyer is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

         5.8 Full Disclosure. No representation or warranty made by Buyer in this Agreement or pursuant hereto, contains any untrue statement of any material fact and omits to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.


SECTION 6:  CERTAIN OBLIGATIONS OF SELLER PENDING CLOSING

         6.1 Investigation. During the period from the date of this Agreement to the Closing Date, (i) to the extent reasonably requested by Buyer, Seller shall permit Buyer and its authorized representatives to have full access to its Business Location and other facilities during normal business hours, to observe the Business operations, to meet with Seller's employees, and to audit, examine and copy all of Seller's files, books and records, and other documents and papers relating to the Business, and (ii) Seller shall provide to Buyer and its authorized representatives all information concerning the Business and its Assets, and all information concerning the financial condition of Seller, that is reasonably requested by Buyer.

         6.2 Conduct Pending Closing. During the period from the date of this Agreement to the Closing Date, except with the express prior written consent of
Buyer:

                  (a) Seller shall, (i) conduct the Business in the ordinary course consistent with past practices, shall not make any change in its business practices that is or would be Material to Seller, and (ii) in good faith, use its best efforts to preserve the Business organization intact, retaining the services of its current employees, salesmen, contractors, agents and representatives and maintaining the good will of its suppliers, customers and other Persons having business relations with Seller.

                  (b) Seller shall not, (i) create or assume any Encumbrance upon Seller's Assets, (ii) incur any Obligation involving an amount exceeding $5,000 in any single case or $10,000 in the aggregate, (iii) make any loan or advance to any Person, (iv) assume, guarantee or otherwise become liable for any Obligation of any Person, (v) commit for any capital expenditure exceeding $5,000 in any single case or $10,000 in the aggregate, (vi) purchase, lease, or otherwise acquire any business, Assets or capital stock of any other Person,
(vii) sell, abandon or otherwise dispose of any of Seller's Business or Assets,
(viii) settle any dispute, waive any right or cancel any Obligation of Seller,
(ix) assume or enter into or amend any Contract involving an amount exceeding $5,000 in any single case or $10,000 in the aggregate, or cancel or terminate any Contract other than in accordance with its terms, (x) increase, or authorize an increase in, the compensation or benefits paid or provided to any of Seller's directors, officers, employees, agents or representatives, (xi) initiate any lawsuit or other Proceeding, or (xii) do anything outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses.

                  (c) Seller shall not, (i) do or omit to do any act, or permit any act or omission to occur, which will cause a breach or violation of, or a default under, any of its Contracts, Insurance Policies or Permits, except where the breach or violation would not be Material to the Seller, (ii) completely or partially liquidate or dissolve, or (iii) terminate any part of the Business.

                  (d) Seller shall, (i) maintain Seller's Assets in good condition and repair, (ii) maintain Seller's Insurance Policies and Permits in full force and effect, (iii) comply with all applicable Contracts, Permits and Laws, except where the failure to so comply would not be Material to Seller,
(iv) duly and timely withhold from payments to employees, contractors, salesmen, agents, representatives, vendors and other Persons involved in the Business all amounts required by Law to be withheld and timely file all Tax Returns required to be filed by it with respect to such withholdings.

                  (e) Seller shall, maintain its existence and good standing in Nevada and its good standing as a foreign corporation in each jurisdiction where it is currently qualified as a foreign corporation.

                  (f) Seller shall not, enter into any Contract which requires or commits it to take any action or omit to take any action which would be inconsistent with the foregoing provisions of this Section 6.2.

         6.3 Acquisition Proposals. Seller, nor any of Seller's Partners, officers, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person (other than Buyer and its respective officers, employees, representatives and agents) concerning any sale of any of Seller's Assets, any sale of ownership interests of Seller, or any merger, consolidation, business combination or similar transaction involving Seller or its Business or Assets.

         6.4 Material Consents. Between the date of this Agreement and the Closing Date, Seller shall, in good faith, use its best efforts to obtain all of Seller's Required Consents.

         6.5 Audited Financial Statements. Between the date of this Agreement and the Closing Date, Seller shall, instruct an accounting firm that is a member of the SEC practice section of the AICPA ("Seller's Accountants") to conduct an audit ("Audit") of, certain financial statements of Seller ("Audited Financial Statements"), in accordance with the following:

                  (a) The Audited Financial Statements shall include: (i) a balance sheet of Seller as of December 31, 1995 and related statements of income, changes in Partners' equity and cash flows for the years ended December 31, 1995 and December 31, 1994 ("Seller's Annual Financials"); (ii) a balance sheet of Seller as of September 30, 1996 and a related statement of income, changes in Partners' equity and cash flows for the period ended September 30, 1996 ("Seller's Interim Financials"); and (iii) as a footnote to Seller's Annual Financials and Seller's Interim Financials, unaudited balance sheets of Seller as of the quarterly periods ended September 30, 1996, June 30, 1996, March 31, 1996, December 31, 1995, September 30, 1995, June 30, 1995 and March 31, 1995
and related statements of income, changes in Partners' equity and cash flows for the quarterly periods ended September 30, 1996, June 30, 1996, March 31, 1996, December 31, 1995, September 30, 1995, June 30, 1995 and March 31, 1995.

                  (b) Seller shall fully cooperate with Seller's Accountants in connection with the Audit, including, but not limited to, agreeing to any required adjustments and taking any other necessary actions to enable the audit report issued by Seller's Accountants with respect to the Audited Financial Statements ("Audit Report") to be completely unqualified, without any explanatory paragraphs, and in form acceptable for inclusion in the Current Report on Form 8-K ("Buyer's 8-K") to be filed by Buyer with the SEC with respect to the closing of the transactions contemplated by this Agreement. Seller shall instruct Seller's Accountants to:
(i) review with Buyer and KPMG Peat Marwick, Philadelphia, Pennsylvania ("Buyer's Accountants") the work papers prepared by Seller's Accountants in connection with the Audit ("Audit Work Papers") before Seller's Accountants finalize the Audited Financial Statements and Audit Report; and (ii) assist Buyer and Buyer's Accountants to the extent reasonably requested by them in connection with the preparation of financial information (including "pro forma" financial information) to be included in Buyer's 8-K.

         6.6 Advice of Changes. Between the date of this Agreement and the Closing Date, Seller shall promptly advise Buyer in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that any such advice shall not be deemed to modify the representations, warranties and covenants of Seller contained in this Agreement).

         6.7 Best Efforts. Seller shall use their best efforts to consummate the transactions contemplated by this Agreement in accordance herewith, and Seller shall not take, cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

SECTION 7: CERTAIN OBLIGATIONS OF BUYER PENDING CLOSING

         7.1 Material Consents. Between the date of this Agreement and the Closing Date, Buyer shall in good faith cooperate with Seller in its efforts to obtain all of Seller's Required Consents.

         7.2 Advice of Changes. Between the date of this Agreement and the Closing Date, Buyer shall promptly advise Seller in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that any such advice shall not be deemed to modify the representations, warranties and covenants of Buyer contained in this Agreement).

         7.3 Best Efforts. Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement in accordance herewith, and Buyer shall not take, cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

         7.4 Employment Agreements. Between the dated of this Agreement and the Closing Date, Buyer shall execute employment agreements ("Employment Agreements") with Brent Edwards, Celeste Rogers and Jill Lewellen-Aiona (collectively, the "Employees") substantially in the form attached hereto as
Exhibit 9.8, provided, however, that the Employment Agreements shall automatically terminate if the Closing is not held on or before December 31, 1996.

SECTION 8:  CONDITIONS PRECEDENT TO CLOSING BY SELLER

         Each obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Seller in writing:

         8.1 Representations of Buyer. All representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

         8.2 Performance by Buyer. All of the covenants, terms and conditions of this Agreement to be satisfied or performed by Buyer on or before the Closing Date shall have been substantially satisfied or performed.

         8.3 Absence of Proceedings. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person (other than Seller), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.


SECTION 9:  CONDITIONS PRECEDENT TO CLOSING BY BUYER

         Each obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Buyer in writing:

         9.1 Representations of Seller. All of the representations and warranties of Seller contained in this Agreement shall be accurate on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, and the Schedules to this Agreement shall be complete, accurate and current on and as of the Closing Date.

         9.2 Performance by Seller. All of the covenants, terms and conditions of this Agreement to be satisfied or performed by Seller on or before the Closing Date shall have been substantially satisfied or performed.

         9.3 Absence of Adverse Changes. There shall not have been any adverse changes Material to Seller between the date of this Agreement and the Closing Date.

         9.4 Absence of Proceedings. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person (other than Buyer), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

         9.5 Absence of Encumbrances, Judgments and Tax Liens. The Uniform Commercial Code and/or title searches for Encumbrances, judgments and tax liens (collectively, the "Searches"), conducted by Buyer shall show that the Assets and Business of Seller are free and clear of all Encumbrances other than those Encumbrances set forth in the Disclosure Letter.

         9.6 Material Consents. Seller shall have obtained (i) all of Seller's Required Consents other than with respect to assignment with customers, and (ii) at least 95% of all of Seller's contracts with customers.

         9.7 Due Diligence. All matters investigated by Buyer in the course of its due diligence shall be satisfactory to Buyer.

         9.8 Morway Agreement. Buyer shall have received the Consulting Agreement with David Morway, substantially in form and substance satisfactory to Buyer, executed by Mr. Morway.

         9.9 Delivery of Audited Financial Statements. Seller shall have delivered, and Buyer shall have received four signed copies of the Audit Report and Audited Financial Statements, a copy of the Audit Schedule, and four signed copies of a proper consent to inclusion of the Audit Report and Audited Financial Statements in Buyer's 8-K. Upon Buyer's request, Seller shall have delivered to Buyer copies of the Audit Work papers


SECTION 10:  CLOSING

         10.1 Closing. Unless this Agreement is terminated in accordance with
Section 13, the closing of the sale of the Specified Assets by Seller to Buyer and the other transactions contemplated by this Agreement ("Closing") shall be held at 10:00 A.M. local time on the fifth (5th) day following delivery of the Audited Financial Statements, or such other time and date as is agreed upon by Seller and Buyer ("Closing Date"), provided that the Closing shall not be held later than December 31, 1996. The Closing shall be held at the offices of Buyer's counsel, Blank Rome Comisky & McCauley, Four Penn Center Plaza, Philadelphia, Pennsylvania, 19103, or such other location as is agreed upon by Seller and Buyer; provided, however, that if acceptable to Seller and Buyer, Closing may be effected by facsimile transmission of executed Closing Documents (as defined in Section 10.2) and payment of the Cash Payment in the manner set forth in Section 3.3 and by sending original copies of Closing Documents by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties at their addresses stated on the first page of this Agreement by the fifth (5th) business day following the Closing Date. The Closing shall be considered effective as of the close of business on the day preceding the Closing Date or such other effective date as is agreed upon in writing by Seller and Buyer ("Effective Date").

         10.2 Obligations of Seller at Closing. At the Closing, Seller shall, deliver to Buyer the following (collectively, with the documents required to be delivered by Buyer pursuant to Section 10.3, the "Closing Documents"):

                  (a) Specified Assets. Ownership and control of the Business and all of the Specified Assets. Seller shall provide to Buyer a detailed listing of all Specified Assets located at locations other than Seller's Business Location as of the Effective Date.

                  (b) Documents of Transfer. Such bills of sale, assignments, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyer may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyer all right, title and interest in and to all of the Specified Assets, in form and substance acceptable to Seller and Buyer, dated as of the Effective Date, and duly executed by Seller, and the original copies of all of Seller's Required Consents.

                  (c) Resolutions. Copies of the resolutions or other action duly adopted by the Seller, authorizing Seller to enter into and perform this Agreement, certified by proper officers of Seller as in full force and effect on and as of the Closing Date.

                  (d) Good Standing Certificates. Good standing certificates for Seller from the State of Nevada and from each jurisdiction set forth in Section
4.1 of the Disclosure Letter with
respect to its qualification to do business therein as a foreign limited partnership, each dated no earlier than 15 days before the Closing Date.

                  (e) Incumbency Certificate. A certificate, dated the Closing Date, executed by the Secretary or Assistant Secretary of Seller, certifying the names, titles and signatures of all of Seller's officers who execute this Agreement and other documents on behalf of Seller, and the authority of such officers to do so, in form and substance acceptable to Buyer.

                  (f) Closing Certificate. A certificate ("Seller's Closing Certificate"), dated the Closing Date and duly executed by Seller, in which Seller represents and warrants to Buyer that: (i) all of the representations and warranties of Seller contained in this Agreement are accurate on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date; (ii) the Disclosure Letter is complete and accurate on and as of the Closing Date; (iii) all of the covenants, terms and conditions of this Agreement to be satisfied or performed by Seller on or before the Closing Date have been substantially satisfied or performed; (iv) there have not been any adverse changes Material to Seller between the date of this Agreement and the Closing Date; and (v) as of the Closing Date, no Proceeding has been instituted or threatened in writing against Seller by any Person, and no Judgment has been issued against Seller, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

                  (g) Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

         10.3 Obligations of Buyer at Closing. At the Closing, Buyer shall deliver to Seller the following:

                  (a) Closing Payment. Telephone confirmation of the wire transfer of funds in the amount of the Closing Payment, in accordance with Seller's proper wire transfer instructions.

                  (b) Delivery of Rom Tech Stock. Stock Certificates representing 200,000 shares of Rom Tech Stock.

                  (c) Assumption of Liabilities. An assumption of the Specified Liabilities, in form and substance acceptable to Buyer and Seller, dated as of the Effective Date, and duly executed by Buyer.

                  (d) Resolutions. Copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement certified by proper officers of Buyer as in full force and effect on and as of the Closing Date.

                  (e) Good Standing Certificates. Good standing certificates for Buyer from Pennsylvania, dated no earlier than 15 days before Closing Date.

                  (f) Incumbency Certificate. A certificate, dated the Closing Date, executed by the Secretary or Assistant Secretary of Buyer, certifying the names, titles and signatures of all of Buyer's officers who execute this Agreement and other documents on behalf of Buyer, and the authority of such officers to do so, in form and substance acceptable to Seller.

                  (g) Closing Certificate. A certificate ("Buyer's Closing Certificate"), dated the Closing Date and duly executed by Buyer, in which Buyer represents and warrants to Seller that: (i) all of the representations and warranties of Buyer contained in this Agreement are true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date; (ii) all of the covenants, terms and conditions of this Agreement to be satisfied or performed by Buyer on or before the Closing Date have been substantially satisfied or performed; and (iii) as of the Closing Date, no Proceeding has been instituted or threatened in writing against Buyer by any Person, and no Judgment has been issued against Buyer, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of the transactions contemplated by this Agreement.

                  (h) Other Documents. All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.


SECTION 11:  CERTAIN OBLIGATIONS OF SELLER AND BUYER AFTER CLOSING

         11.1 Employment Matters. Except for Messrs. Edwards, Rogers and Lewellen-Aiona, Buyer may, but shall have no obligation to, offer to employ any or all of Seller's employees on such terms as Buyer determines in its sole discretion. Except as otherwise specifically provided in this Agreement, Buyer shall have no liability of any nature for any salary, accrued vacation or sick pay, accrued vacation or sick time, pension or profit-sharing plan contributions, group insurance payments, severance pay, or other accrued benefits or employment-related payments due to any such employee as a result of his or her employment by Seller or as a result of the transactions contemplated hereby. From and after the date of this Agreement, Seller shall provide to Buyer access to the personnel records of Seller's employees hired by Buyer upon Buyer's reasonable request from time to time during normal business hours.

         11.2 Cooperation with Buyer. From and after the Effective Date, (i) Seller shall fully cooperate to place Buyer in full possession and enjoyment of all of the Specified Assets and to transfer to Buyer the full control and benefits of the Business; (ii) Seller shall not undertake any action, directly or indirectly, alone or together with any other Person, which obstructs or impairs the smooth assumption by Buyer of the Business; and (iii) all correspondence, papers, documents and similar items and materials received by Seller relating to the Specified Assets, or otherwise relating to the Business, shall be immediately forwarded to Buyer.

         11.3 Use of Names. Beginning immediately upon the Closing Date, Seller shall cease all use of all corporate names, fictitious names, product names and other names set forth in the Disclosure Letter under which the Business has been conducted or which have been used by Seller in connection with the Business. Upon Buyer's request, Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name set forth in the Disclosure Letter under which the Business has been conducted or which have been used by Seller in connection with the Business.

         11.4 Contract Matters. With respect to each Contract ("Transferred Contract") as to which Seller's Contract Rights are included in the Specified Assets and Consent to the assignment thereof from Seller to Buyer is required thereunder but was not obtained on or before the Closing Date, the following provisions shall apply, effective immediately if and when the Closing is completed:

                  (a) Seller shall fully cooperate with Buyer in Buyer's effort to obtain any such Consent to assignment from the other party or parties thereto. If and when such Consent to assignment is obtained, such Transferred Contract shall no longer be subject to the following provisions of this Section 11.4.

                  (b) Seller shall make available to Buyer all Contract Rights and other benefits of such Transferred Contract, including all profits relating to such Transferred Contracts, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent possible, and Buyer shall be considered an independent subcontractor or sublessee of Seller, or an agent of Seller, with respect to all matters concerning such Transferred Contract. Without limiting the foregoing, Buyer shall be considered Seller's agent for the purposes of (i) collecting all amounts which may be due from the other party or parties to such Transferred Contract, and (ii) negotiating or otherwise handling all disputes and issues which arise in connection with such Transferred Contract, except to the extent that such disputes relate to liabilities of Seller arising before the Effective Date.

                  (c) Without Buyer's prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall Seller exercise any Contract Right thereunder.

                  (d) At Buyer's direction, Seller shall (i) notify the other party or parties to such Transferred Contract that Buyer is Seller's subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer, (ii) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as may be made in the ordinary course of business and as Buyer determines, in its reasonable discretion, to be advisable, provided that Buyer remains liable for all of Seller's obligations thereunder, and (iii) exercise any Contract Right thereunder when and in the manner Buyer determines, in its reasonable discretion, to be advisable.

                  (e) Seller hereby collaterally assigns to Buyer (except and only to the extent that such collateral assignment is expressly prohibited by the terms of such Transferred Contract), and grants to Buyer a security interest in, all of Seller's Contract Rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Seller's obligations under this Section 11.4. Buyer shall have, and Seller shall deliver to Buyer at the Closing, possession of the original execution copy of such Transferred Contract. At Buyer's request, Seller shall take such actions as Buyer deems necessary or appropriate to protect, perfect and continue perfected the security interest granted hereunder, including the execution and filing of such financing statements and other documents as Buyer deems necessary or appropriate.

         11.5 Further Assurances. At any time and from time to time after the date of this Agreement, at Buyer's request and expense, and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Seller shall timely file all Tax returns and reports required to be filed with respect to the Assets and Business for all periods ending on or before the Effective Date.

         11.6 Nondisclosure. At all times after the Closing Date, except with Buyer's express prior written consent, Seller shall, directly or indirectly (through subsidiaries, affiliates, associates or otherwise), communicate, disclose or divulge to any Person (other than Buyer), or use for the benefit of any Person (other than Buyer), any confidential or proprietary knowledge or information, no matter when or how acquired, concerning the Specified Assets or the conduct and details of the Business, including (a) the identity of customers, prospects and suppliers, (b) names, addresses and telephone numbers of individual contacts at customers, prospects and suppliers,
(c) fees, renewal dates, and other details of customer and supplier contracts and proposals, (d) pricing policies, marketing strategies, product strategies, technical know-how, trade secrets, and methods of operations, (e) software designs and concepts, (f) budgets and other nonpublic financial information, and
(g) expansion plans, management policies, and other business strategies and policies. For purposes of this Section 11.6, confidential information shall not include any information that is now known by the general public or becomes known by the general public other than as a result of any improper act or omission of Seller.

         11.7 Noncompetition. Seller acknowledges that the Business conducted by Seller and the business conducted by Buyer (referred to as "Buyer's Business") are highly competitive, require substantial and continuous expenditures of money and the time of skilled experts to develop, market and support, and are marketed on a worldwide basis. Accordingly, for a period of five years after the Closing Date, except with Buyer's express prior written consent, Seller shall not, directly or indirectly (through subsidiaries, affiliates or otherwise), in any capacity, for the benefit of any Person, at any location worldwide:

                  (a) Communicate with or solicit any Person who is then a customer of Buyer or the Business in any manner which interferes or might interfere with such relationship between such Person and Buyer or the Business, or in an effort to obtain such Person as a customer of any Person that conducts a business competitive with or similar to the Business or Buyer's Business.

                  (b) Communicate with or solicit any Person who is then an employee, salesman, agent or representative of Buyer or the Business in any manner which interferes or might interfere with such relationship between such Person and Buyer or the Business, or in an effort to obtain such Person as an employee, salesman, agent or representative of any Person that conducts a business competitive with or similar to the Business or Buyer's Business.

                  (c) Establish, own, finance, manage, operate or control, or participate in the establishment, ownership, financing, management, operation or control of, any Person that conducts a business competitive with or similar to the Business or Buyer's Business.

         11.8 Consideration. Seller expressly acknowledges that (i) the restrictive covenants of this Section 11 ("Covenants") are a material part of the consideration bargained for by Buyer, and (ii) without the agreement of Seller to be bound by the Covenants, Buyer would not have agreed to enter into this Agreement and consummate the transactions contemplated hereby.

         11.9 Enforcement. Seller expressly acknowledges that any breach by them of any of the Covenants will result in irreparable injury to Buyer for which money damages could not adequately compensate. If there is such a breach, Buyer shall be entitled, in addition to all other rights and remedies it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Seller and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Seller or any such other Person may have against Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Buyer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

         11.10 Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

         11.11 Allocations. All current rent, lease payments and other amounts due under leases included within the Specified Contracts, all current maintenance fees and other periodic charges due under the Specified Contracts, all current property taxes with respect to the Specified Assets, and all other payments and expenses with respect to the Business which are properly allocable between Seller and Buyer, shall be allocated between Seller and Buyer as of the Effective Date, to the extent that Seller has paid any such allocable amounts with respect to periods after the Effective Date or to the extent that Buyer will pay any such allocable amounts with respect to periods before the Effective Date. As soon as possible after the date of this Agreement, Seller and Buyer shall determine the amount of all allocable payments and expenses contemplated by this Section 11.11, and the net difference of all such allocable amounts shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be.

         11.12 Registration of Rom Tech Stock.

                  (a) Within 180 days after Seller receives an aggregate of 100,000 shares of Rom Tech Stock pursuant to Section 3.1(b)(i), Buyer shall use its best efforts to register such shares under the Securities Act of 1933 (the "Act"), by filing a Registration Statement on Form S-3 ("Form S-3") with the SEC covering such shares and will use its best efforts to cause such Form S-3 to become effective within 90 days after the filing thereof. In addition, Buyer shall grant Seller piggyback rights to include the shares of Rom Tech Stock earned by Seller pursuant to Section 3.1(b)(i) in any underwritten public offering of Rom Tech Stock for cash by Buyer subject to the right of the managing underwriter to reduce or eliminate any of such shares proposed to be registered, if in the opinion of the managing underwriter, inclusion of such shares would adversely affect the marketing of the underwritten shares.

                  (b) Buyer will prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the offer of the shares covered by such registration statement for a period which shall be as long as the Seller is subject to any volume limitations under Rule 144 promulgated under the Act;

                  (c) The Seller agrees to (i) provide the Buyer with such information about the Seller and the sale of the shares covered by the Registration Statement as the Buyer may reasonably request, (ii) update any such information provided to the Buyer promptly upon the occurrence of any change in such information, and (iii) otherwise cooperate with the Buyer in connection with such Registration Statement.

         11.13 Rule 144 Sales. For a period of three (3) years after the Effective Date, so long as Buyer's common stock is publicly-traded, Buyer shall take all actions reasonably required to be taken by Buyer in order to permit sales of Rom Tech Stock pursuant to Rule 144 promulgated under the Securities Act of 1933 or any successor rule or provision ("Rule 144"), including making available such adequate public information with respect to Buyer as is set forth in paragraph (c) of Rule 144. Buyer agrees that it will remove the restrictive legend and stop transfer order imposed on the Rom Tech Stock delivered pursuant to Section 3.1 and will allow the transfer of such shares upon the receipt of a favorable legal opinion from Buyer's counsel, in form and substance reasonably satisfactory to Buyer.


SECTION 12:  INDEMNIFICATION AND SETOFF

         12.1 Indemnification Obligations of Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, and its successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

                  (a) Any misrepresentation, breach or failure of any warranty or representation made by Seller in this Agreement.

                  (b) Any failure or refusal by Seller to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by them.

                  (c) Any Obligation of Seller other than the Specified Liabilities, including, but not limited to, the Excluded Liabilities and the other Obligations specifically described in Section 2.4, including any such Obligation that may be imposed directly upon Buyer as a result of the failure by Seller to comply with any so-called "bulk sales law" or "bulk transfers law" of any jurisdiction that may be applicable to the transactions contemplated by this Agreement (it being understood that Buyer waives such compliance by Seller), and including, without limitation, any claim brought by Paperwise, Inc.

                  (d) Any Obligation of Seller for any Tax or under any Employee Benefit Plan of Seller imposed directly upon Buyer as a result of any Law under which Buyer may have successor liability for any Tax or under any Employee Benefit Plan of Seller.

                  (e) Any Proceeding against Buyer by or on behalf of any employee of Seller who is not hired by Buyer.

                  (f) Any Proceeding against Buyer by any Person based on any act or omission occurring prior to the Closing Date relating to or arising in connection with Seller's operation of the Business.

         12.2 Indemnification Obligations of Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, and its successors, assigns, heirs and personal representatives, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

                  (a) Any misrepresentation, breach or failure of any warranty or representation made by Buyer in this Agreement.

                  (b) Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by them.

                  (c) The payment or nonpayment and performance or nonperformance by Buyer of the Specified Liabilities.

                  (d) Any Proceeding against Seller by any Person (other than Buyer) based on any act or omission occurring after the Closing Date relating to or arising in connection with Buyer's operation of the Business.

         12.3 Indemnification Notice. With respect to each event, occurrence or matter ("Indemnification Matter") as to which Buyer on the one hand, or Seller on the other hand (referred to as the "Indemnitee"), is entitled to indemnification from the other (referred to as the "Indemnitor") under this
Section 12, within ten days after the Indemnitee receives any written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice").

         12.4 Defense of Indemnification Matters. If an Indemnification Matter involves a third party action, suit, claim or demand, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of the Indemnification Matter (referred to as the "Defense"), except that:

                  (a) The Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense.

                  (b) If the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse affect on the Indemnitee's business or its relationship with any customer, supplier, employee, contractor, salesman, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto and shall be entitled to participate in the Defense at its expense and through counsel of its choice.

                  (c) The Indemnitor shall not consent to any Judgment or agree to any settlement without the Indemnitee's prior written consent.

                  (d) If the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto.

                  (e) In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

         12.5 Indemnification Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within three business days after a final settlement or agreement as to the amount owed is reached, or after a final Judgment (without further right of appeal) determining the amount owed is rendered.

         12.6 Limits on Indemnification . Regardless of which party or parties is the Indemnitor, and notwithstanding the other provisions of this Section 12, the Indemnitor's liability under this Section 12 shall be limited as follows:

                  (a) No amount shall be payable by the Indemnitor under this
Section 12 unless and until the aggregate amount otherwise payable by Indemnitor under this Section 12 exceeds Twenty-Five Thousand Dollars ($25,000), in which event such aggregate amount and all future amounts payable by the Indemnitor under this Section 12 shall be payable in full.

                  (b) With respect to any Indemnification Matter which does not result from or arise out of or in connection with an action, suit, claim or demand by a third Person, the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice in accordance with Section 12.3 within three (3) years after the Effective Date.

                  (c) No limitation in this Section 12.6 shall apply to any Indemnification Matter involving the liabilities described in Section 2.3, Tax liability, criminal liability, intentional misrepresentation, or violation of the Covenants contained in Sections 11.6 and 11.7.

         12.7 Setoff and Holdback. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to setoff, against any monies due to the Indemnitor (whether under this Agreement or otherwise), any sums for which the Indemnitee is entitled to indemnification under this Section 12 or any other sums which the Indemnitor may owe to the Indemnitee (whether under this Agreement or otherwise). The Indemnitee's rights to indemnification under this Section 12 shall under no circumstances be in any manner limited by this right of setoff. If any Indemnification Matters are pending at the time the Indemnitee is required to make any payment to the Indemnitor (whether under this Agreement or otherwise), then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, determined by the Indemnitee reasonably and in good faith. Any payment by the Indemnitee to the Indemnitor of an amount held back by the Indemnitee in accordance with the foregoing shall be accompanied by interest from the date such amount was originally due, calculated at an annual rate equal to the Prime Rate.


SECTION 13:  TERMINATION, AMENDMENT AND WAIVER

         13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time before Closing, in accordance with any of the following methods:

                  (a) By the mutual written consent of Buyer and Seller.

                  (b) By written notice from Buyer to Seller, or from Seller to Buyer, if the Closing does not occur on or before December 31, 1996, for any reason other than a breach of this Agreement by the party giving such notice.

                  (c) By written notice from Buyer to Seller, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of Buyer set forth in Section 9 cannot be satisfied for a reason other than Buyer's breach of this Agreement, and Buyer is not willing to waive the satisfaction of such condition.

                  (d) By written notice from Seller to Buyer, if it becomes certain, for all practical purposes, that any of the conditions to the closing obligations of Seller set forth in Section 8 cannot be satisfied for a reason other than Seller's breach of this Agreement, and Seller is not willing to waive the satisfaction of such condition.

                  (e) By written notice from Buyer to Seller, if Seller breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

                  (f) By written notice from Seller to Buyer, if Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

         13.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 13.1, this Agreement shall be of no further force and effect, and there shall be no liability on the part of any party hereto, except for the obligations of the parties under Sections 14.1, 14.2 and 14.3, and except that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

         13.3 Amendment. This Agreement may be amended, modified or supplemented by the parties hereto, whether before or after approval by Buyer's shareholders, provided that any such amendment, modification or supplement shall be in writing and signed by the parties hereto.

         13.4 Waiver. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.


SECTION 14:  OTHER PROVISIONS

         14.1 Confidentiality. During the period from the date of this Agreement to the Closing Date, (a) each of the parties shall maintain the confidentiality of all information normally maintained as confidential and exchanged among them in connection with this Agreement, in the same manner that the recipient of the information maintains the confidentiality of its own confidential information, and (b) none of the parties will discuss the existence or nature of this Agreement or the transaction contemplated hereby with any of Seller's customers, prospects, suppliers, employees, contractors, salesmen, agents or representatives, except in the manner reasonably determined by Buyer.

         14.2 Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Buyer and Seller. Unless required by Law, neither party shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other party. With respect to any announcement that any of the parties is required by Law to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other party before issuing the announcement.

         14.3 Expenses. Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement.

         14.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to Seller shall be simultaneously sent to Lee Lewellen, President, FileABC, L.L.C, 733 Bishop Street, suite 170-170, Honolulu, HI 96813. A copy of each notice to Buyer shall be simultaneously sent to Blank Rome Comisky & McCauley, 1200 Four Penn Center Plaza, Philadelphia, Pennsylvania 19102, Attention: Arthur
H. Miller, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.3, except that any such change of address notice shall not be effective unless and until received.

         14.5 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the Business, Seller's Assets and the financial condition of Seller, Buyer has the unqualified right to rely, and has relied, upon the representations and warranties of Seller made in this Agreement.

         14.6 Survival of Representations. All representations, warranties and covenants made by Seller in or pursuant to this Agreement shall survive the date hereof, the Closing Date and the consummation of the transactions contemplated hereby. All representations, warranties and covenants of Buyer in or pursuant to this Agreement shall terminate on the Closing Date.

         14.7 Interpretation of Representations. Each warranty and representation made by Seller in this Agreement is independent of all other warranties and representations made by Seller (whether or not covering related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualifications to any other warranty or representation.

         14.8 Entire Understanding. This Agreement, together with the Exhibits and the Disclosure Letter hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof.

         14.9 Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against each party hereto and its successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties.

         14.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

         14.12 Section Headings. The section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

         14.13 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, (i) the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, (ii) the word "including" and similar references shall be construed to mean "including without limitation" or "including but not limited to."

         14.14 Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         14.15 No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first stated above.



FileABC, L.P.                                             Rom Tech, Inc.

   FileABC, L.L.C.,
   a Nevada limited liability company as          By:_________________________
   General Partner of FileABC, L.P.                      Name:
                                                         Title:

         By:___________________________
                  Name:
                  Title:

                                  ROMTECH, INC.
                              2000 Cabot Boulevard
                                    Suite 110
                               Langhorne, PA 19047



                                November 14, 1996


FileABC, L.P.
2533 North Carson City Street
Suite 1937
Carson City, NV  89706


Gentlemen:

         Reference is made to the Asset Purchase Agreement, dated as of October 18, 1996 (the "Agreement"), between RomTech, Inc. (the "Buyer") and FileABC, L.P. (the "Seller") relating to the purchase by the Buyer from the Seller of substantially all of the assets of Seller. Terms used herein without definition shall have the same meaning as defined in the Agreement.

         It is hereby agreed that Section 3.1(a) of the Agreement shall be amended to read in its entirety as follows:

                           (a) Cash Payment. Buyer shall pay to Seller Five Hundred Thousand Dollars ($500,000) (the "Cash Payment") as follows:

                                    (i)     On the Closing Date, Buyer shall
         pay to Seller (the "Closing Payment"):

                                            (A) One Hundred Seventy-Five
         Thousand Dollars ($175,000), which shall be deposited in a bank account in the name of Seller, subject to the condition that any checks to be drawn on such account may only be drawn with the joint signature of an officer of Seller and an officer of Buyer for the sole purpose of paying the creditors of Seller listed in Exhibit 3.1(a).

                                            (B) Fifty Thousand Dollars ($50,000)
         by cancellation of the Promissory Note, dated July 17, 1996 from Seller to Buyer in the principal amount of Fifty Thousand Dollars ($50,000) with interest due thereon being forgiven.

                                            (C) One Hundred Twenty-Five Thousand
         Dollars ($125,000) by cancellation of the Promissory Note dated the date hereof from Seller to Buyer in the principal amount of One Hundred and Twenty-Five Thousand Dollars ($125,000) with interest due thereon being forgiven, which such Promissory Note evidences One Hundred and Twenty-Five Thousand

         Dollars ($125,000) that Buyer loaned to Seller on the date hereof and which was deposited in a bank account, in the name of Seller, subject to the condition that any checks to be drawn on such account may only be drawn with the joint signature of an officer of Seller and an officer of Buyer for the sole purpose of paying the creditors of Seller listed in Exhibit 3.1(a).

                                    (ii) Upon the receipt by Buyer after the
         Closing Date of an aggregate of $100,000 in payments from Franklin Quest Co. ("Franklin") pursuant to the terms of the Business Development Agreement, dated August 20, 1996, between Seller and Franklin, Buyer shall pay to Seller, within thirty (30) days after receipt of such payment in an aggregate amount equal to $100,000, One Hundred Fifty Thousand Dollars ($150,000).

         Please indicate your agreement with the foregoing by executing the enclosed copy of this letter where indicated below.




                                            Sincerely,

                                            ROMTECH, INC.



                                            By: ___________________________
                                                  Name:
                                                  Title:


AGREED TO AND ACCEPTED AS OF
THE DATE FIRST WRITTEN ABOVE:

FILEABC, L.P.


By: ___________________________
      Name:
      Title: